UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934


                         Date of Report: March 28, 2000

                             First Financial Bancorp
             (Exact name of registrant as specified in its charter)


                        Commission File Number : 0-12499

            California                                      94-28222858
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

 701 South Ham Lane, Lodi, California                           95242
(Address of principal executive offices)                     (Zip Code)


                                 (209)-367-2000
              (Registrant's telephone number, including area code)

                                       NA
                 (Former name or if changed since last report.)

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ITEM 5. OTHER EVENTS

a) First Financial Bancorp Declares Twentieth Consecutive Quarterly Dividend

                  Based upon the earnings for the fourth quarter of 1999, the Board of Directors of First Financial Bancorp (Symbol: FLLC) declared a cash dividend of $.05 per share payable February 25, 2000 to shareholders of record on February 11, 2000. This is the twentieth consecutive quarterly dividend declared by First Financial Bancorp.

                  "Year-to-date earnings of $1,159,000 or $0.78 per diluted share represent the Company's highest ever," reported Leon Zimmerman, President and CEO of First Financial Bancorp. "Our earnings during 1999 represent an increase in excess of 10% over and above our 1998 earnings of $1,052,000 or $0.72 per diluted share."

                  Earnings for the fourth quarter of 1999 were $373,000 or $0.27 per diluted share, compared to $341,000 or $0.26 per diluted share for the fourth quarter of 1998 and represents an increase of 9.38% over the same period one year ago.

                  Total  assets  at  December  31,  1999,   were  $176  million,
         representing an increase of $11.9 million or 7.3% compared to December 31, 1998.

                  Earnings have increased as a result of continued growth in loans combined with an improvement in noninterest income. Gross loans increased $19.5 million or 21.1% and total deposits increased $6.6 million or 4.4% since December 31, 1998. Loan interest income during 1999 increased $2.2 million or 28.2% compared to 1998 and net interest income increased $1.3 million or 18.0% during the same period. Service charges increased $232,000 or 27.4% during 1999 as a result of increased core deposits combined with changes to the pricing structure of certain deposit products.

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                  The  allowance  for loan losses was increased to 2.3% of total loans at December 31, 1999 compared to 1.7% at December 31, 1998. This increase resulted primarily from a charge to the loan loss provision totaling $1.1 million during 1999.

                  Based upon 1999 year-to-date net income, the annualized return on average assets and equity were 0.69% and 8.19%, respectively. Under regulatory standards, the Bank is categorized as "well-capitalized" with a ratio of risk-adjusted assets to capital of 10.51% and a ratio of total capital to total assets of 7.82%.

                  First Financial Bancorp was formed in 1982 and now provides a number of financial services to the California communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom through its wholly owned subsidiary, Bank of Lodi, and Bank of Lodi's affiliation with Investment Centers of America.

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Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           First Financial Bancorp

Date March 28, 2000                        /s/ Allen R. Christenson
     --------------                        ------------------------
                                           Allen R. Christenson
                                           Chief Financial Officer

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